                                                               EXHIBIT 99.(a)(6)

For Further Information:

AT THE COMPANY:           AT THE FINANCIAL RELATIONS BOARD:
Ira J. Schulman                   Dennis Waite
(312) 915-2843                    (312) 640-6674


FOR IMMEDIATE RELEASE
---------------------

             WALTON STREET CAPITAL ACQUISITION CO. ANNOUNCES TENDER OFFERS FOR NINE REAL ESTATE PARTNERSHIPS SPONSORED BY
                 BALCOR, INC., A SUBSIDIARY OF AMERICAN EXPRESS

CHICAGO, ILLINOIS, NOVEMBER 16, 1995 -- Walton Street Capital Acquisition Co., L.L.C. today announced that it has made tender offers to purchase up to 45 percent of all outstanding partnership units of each of nine separate publicly held real estate partnerships sponsored by Balcor, Inc., a subsidiary of American Express. Balcor is presently headquartered in Bannockburn, IL.

The real estate partnerships for which tenders have been announced are:

      Balcor Equity Properties Ltd. - VIII
      Balcor Equity Properties - XII
      Balcor Realty Investors Ltd. - 82
      Balcor Realty Investors - 83
      Balcor Realty Investors - 84
      Balcor Realty Investors 85 - Series I, A Real Estate Limited Partnership Balcor Realty Investors 85 - Series III, A Real Estate Limited Partnership Balcor Realty Investors 86 - Series I, A Real Estate Limited Partnership IDS/Balcor Income Partners, A Real Estate Limited Partnership

         Walton Street Capital Acquisition Co., L.L.C., an affiliate of Walton Street Capital L.L.C., will accept up to 45 percent of the outstanding units of each of the Balcor Partnerships. These partnerships own a total of 53 properties consisting of approximately 17,000 apartment units in Texas, Florida, Arizona, California, Georgia and other states.

         Walton Street Capital Acquisition Co., L.L.C. reported that it is acquiring the interests for investment purposes and that it has no current intention of changing the management or operations of the Balcor Partnerships.

         Walton Street Capital, L.L.C. was founded in January 1995 by Neil G. Bluhm, president of JMB Realty Corp., and other former senior executives of JMB.

FOR INFORMATION CONTACT:

                             THE HERMAN GROUP, INC.
                                (800) 747-2979.